POWER OF ATTORNEY


  KNOW EVERYONE BY THESE PRESENTS,
which are intended to constitute a
GENERAL POWER OF ATTORNEY pursuant
to Article 5, Title 15 of the
New York General Obligations Law:

That I Thomas Jetter, whose address
is Frankenstrasse 12, 61352 Bod
Hamburg, do hereby appoint: Michael
Friedlander, residing at 79-25
150the St., Flushing, NY 11367,
MY ATTORNEY-IN-FACT TO ACT IN MY
NAME, PLACE AND STEAD in any
way which I myself could do,
if I were personally present,
with respect to the following
matter as defined in Title 15
of Article 5 of the New York
General Obligations Law to
the extent that I am permitted
by law to act through an agent:
(k) records, reports and
statements, which shall be
limited to the execution and
filing of  "Forms 3, 4 and 5" in
connection with my ownership,
purchase or sale of Sirona Dental
Systems, Inc. stock or
options, pursuant to Section 16(a)
of the Securities Exchange Act of
1934, and all documents related thereto.

By:  	/s/ Thomas Jetter
        Thomas Jetter